CERTIFIED RESOLUTIONS

     The undersigned hereby certifies that she is the duly elected Assistant Secretary of Papp Investment Trust (the "Trust") and that the Board of Trustees, including a majority of the Trustees who are not "interested persons" of the Trust, adopted the following resolutions, at a meeting at which a quorum was present, on January 25, 2011:

RESOLVED, that it is the finding of the Trustees at this meeting that the fidelity bond written by Federal Insurance Company (the “Bond”), which is in the aggregate of $175,000, covering, among others, officers and employees of the Trust, in accordance with the requirements of Rule 17g-1 (the “Rule”) under the Investment Company Act of 1940 (the “1940 Act”), is reasonable in form and amount, after having given due consideration to, among other things, the value of the aggregate assets of the Papp Small & Mid-Cap Growth Fund (the “Fund”) to which any person covered under the Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of the Fund’s assets and the nature of the securities in the Fund’s portfolio; and

FURTHER RESOLVED, that the Bond be, and it hereby is, approved by the Board of Trustees (all Trustees voting) and separately by the Independent Trustees; and

FURTHER RESOLVED, that the appropriate officers of the Trust be, and they hereby are, authorized and directed to take such other action as may be necessary or appropriate in order to conform to the provisions of the 1940 Act, and the rules and regulations thereunder; and

FURTHER RESOLVED, that the Secretary or an Assistant Secretary of the Trust shall file the Bond with the Securities and Exchange Commission and give all notices required under paragraph (g) of the Rule.

Witness my hand this 26th day of January, 2011.

/s/ Tina H. Bloom
Tina H. Bloom
Assistant Secretary